Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Media	Investors
Meredith Weissman	Keri Mattox
703-346-3127	215-275-2431
meredith.weissman@zimmerbiomet.com	keri.mattox@zimmerbiomet.com

Ezgi Yagci 617-549-2443 ezgi.yagci@zimmerbiomet.com

Zimmer Biomet Announces Changes to

Company’s Board of Directors

(WARSAW, IN) February 22, 2021—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) today announced changes to the Company’s Board of Directors, including:

•	Sreelakshmi Kolli, Senior Vice President, Chief Digital Officer of Align Technology Inc., has been appointed as a member of the Board of Directors, effective immediately;

•	Zimmer Biomet Non-Executive Chairman Larry C. Glasscock will retire in May 2021 pursuant to the mandatory retirement age in the Company’s Corporate Governance Guidelines;

•	Zimmer Biomet President and CEO Bryan C. Hanson will be appointed as Chairman of the Board upon Mr. Glasscock’s retirement;

•	Christopher B. Begley will be named Lead Independent Director; and

•	Gail K. Boudreaux has informed the Board that she does not intend to stand for reelection at the upcoming 2021 annual meeting of shareholders.

Appointment of Ms. Kolli to the Board

“The addition of Sree to our Board of Directors comes at a time when Zimmer Biomet is expanding our portfolio of integrated digital and robotic technologies that leverage data, machine learning and artificial intelligence, an area where her extensive experience and expertise will be valuable,” said Mr. Hanson. “We look forward to Sree’s contributions as we continue to drive our strategic initiatives.”

Ms. Kolli joined Align Technology in June 2003 and has held positions of increasing responsibility leading business operations and engineering for customer-facing applications during her tenure. She was promoted to Vice President, Information Technology in December 2012 and to Senior Vice President, Global Information Technology in February 2018. Prior to joining Align Technology, she held technical lead positions with Citadon and Accenture. She is a member of the Executive Advisory Board at Salesforce.com and an external advisor on the Board of Trustees Committee on Information Technology at the University of San Francisco. Ms. Kolli earned a master’s degree in computer applications at the National Institute of Technology in Trichy, India, and is a graduate of the Stanford Executive Program offered by the Stanford Graduate School of Business in California.

Retirement of Mr. Glasscock

“Over the last 20 years, Larry has made tremendous contributions towards helping the Company advance our mission and has played an essential role in the overall growth and transformation of our business,” said Mr. Hanson. “On behalf of the entire Board of Directors and Leadership Team, I want to extend my deep gratitude to Larry for his exemplary leadership and service as a member of Zimmer Biomet’s Board. We have all benefited immensely from Larry’s guidance, leadership and mentorship as Board Chair.”

Mr. Glasscock has been a member of the Company’s Board of Directors since its inception in 2001 and has served as Non-Executive Chairman since May 2013. During his tenure as a Director, he has also served as a member of the Audit, Corporate Governance, and Compensation and Management Development Committees and as Chair of the Audit Committee. Mr. Glasscock is the retired Chairman, President and Chief Executive Officer of Anthem, Inc.

Appointment of Mr. Hanson as Chairman of the Board

“Through his leadership during his three-year tenure as President and CEO, Bryan has transformed Zimmer Biomet into a stronger leader and innovator in the global medical technology space,” said Mr. Glasscock. “I and the entire Board of Directors are excited to see how he continues to drive forward the Company’s mission and deliver even greater growth and value in his appointment as Chairman of the Board.”

Appointment of Mr. Begley as Lead Independent Director

Mr. Begley has been a Zimmer Biomet Board member since 2012 and currently serves as Chairman of the Quality, Regulatory and Technology Committee and as a member of the Compensation and Management Development Committee. He is the retired Chairman and Chief Executive Officer of Hospira, Inc. and currently serves as Non-Executive Chairman of the Board of Hanger, Inc.

Mr. Hanson added, “We are fortunate to have an individual of the caliber of Chris’ experience to serve as Lead Independent Director. He is an accomplished business leader with vast healthcare industry and corporate governance experience. Chris provides valuable strategic perspective as a Board member, and I look forward to working with him in his new role.”

Retirement of Ms. Boudreaux

Ms. Boudreaux has informed the Board that she does not intend to stand for reelection at the upcoming 2021 annual meeting of shareholders. She has been a member of the Board since 2012, currently serving on the Audit and Corporate Governance Committees. She is President and Chief Executive Officer of Anthem, Inc.

“The Board expresses its sincere gratitude to Gail for her many significant contributions and years of dedicated service to Zimmer Biomet and the Company’s shareholders,” said Mr. Hanson.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com, or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings, including new product launches and potential clinical successes. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this news release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this news release.